Exhibit 4.2

PENTAIR FINANCE S.À R.L.,
(formerly known as PENTAIR FINANCE S.A.)
as Issuer
AND
PENTAIR PLC,
as Parent and Guarantor

AND

PENTAIR INVESTMENTS SWITZERLAND GMBH,
as Guarantor
AND
U.S. BANK NATIONAL ASSOCIATION,
as Trustee

SEVENTH SUPPLEMENTAL INDENTURE
Dated as of June 22, 2020

THIS SEVENTH SUPPLEMENTAL INDENTURE is dated as of June 22, 2020, among PENTAIR FINANCE S.À R.L. (formerly known as PENTAIR FINANCE S.A.), a Luxembourg private limited liability company (société à responsabilité limitée) with a registered office at 26, boulevard Royal, L-2449 Luxembourg, Luxembourg and registered with the Luxembourg Trade and Companies Register under number B 166305 (the “Company”), PENTAIR PLC, an Irish public limited company (“Parent”), PENTAIR INVESTMENTS SWITZERLAND GMBH, a Switzerland limited liability company (“SwissCo”; together with Parent, the “Guarantors” and each a “Guarantor”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as trustee (the “Trustee”).
RECITALS
A.    The Company, the Guarantors and the Trustee have heretofore executed and delivered an Indenture, dated as of September 16, 2015 (the “Base Indenture” and, as modified by supplemental indentures from time to time, the “Indenture”), providing for the issuance by the Company from time to time of its debt securities to be issued in one or more series, including (i) a series of 3.625% Senior Notes due 2020 issued under a Second Supplemental Indenture dated as of September 16, 2015, (ii) a series of 4.650% Senior Notes due 2025 issued under a Third Supplemental Indenture dated as of September 16, 2015 and (iii) a series of 4.500% Senior Notes due 2029 issued under a Sixth Supplemental Indenture dated as of June 21, 2019.
B.    Parent and SwissCo intend to effectuate the following series of transactions in connection with a corporate restructuring: (i) SwissCo would sell, convey, transfer or otherwise dispose of all or substantially all of its assets to Parent (the “Asset Divestiture”); (ii) Parent would assume SwissCo’s obligations under the Guarantee in Article XV of the Base Indenture as contemplated herein; and (iii) SwissCo may subsequently liquidate or dissolve.
C.    Sections 10.01, 10.02 and 15.03 of the Base Indenture, as applicable, permit the Asset Divestiture and ancillary transactions and the release of SwissCo’s obligations in respect of the Indenture, the Securities and the Guarantees.
D.    Pursuant to Section 9.01(h) of the Base Indenture, the parties hereto are authorized and permitted to execute and deliver this Seventh Supplemental Indenture.
NOW, THEREFORE, for and in consideration of the foregoing premises, the parties hereto mutually covenant and agree as follows:
ARTICLE I
Section 1.1     Assumption of Guarantee by Parent; Release of SwissCo’s Obligations.
Effective as of the consummation of the Asset Divestiture:
(a) Parent (i) expressly assumes all of SwissCo’s obligations under its Guarantee in Article XV of the Base Indenture and the due and punctual performance and observance of all of the other covenants and agreements of the Indenture to be performed or observed by SwissCo; and (ii) shall succeed to, and be substituted for, SwissCo, and may exercise every right and power of SwissCo, under the Indenture with the same effect as if Parent had been named as SwissCo under the Indenture; and

(b) all obligations and covenants of SwissCo under the Indenture, the Securities and the Guarantees shall be automatically terminated, discharged and released and of no further force and effect.
ARTICLE II
MISCELLANEOUS
Section 2.1     Definitions.
Capitalized terms used but not defined in this Seventh Supplemental Indenture shall have the meanings ascribed thereto in the Base Indenture.
Section 2.2     Confirmation of Indenture.
The Base Indenture, as supplemented and amended by this Seventh Supplemental Indenture, is in all respects ratified and confirmed, and the Base Indenture, this Seventh Supplemental Indenture and all indentures supplemental thereto shall be read, taken and construed as one and the same instrument.
Section 2.3     Concerning the Trustee.
In carrying out the Trustee’s responsibilities hereunder, the Trustee shall have all of the rights, protections and immunities which it possesses under the Base Indenture. The recitals contained in this Seventh Supplemental Indenture shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee shall not be responsible for and makes no representations as to (i) the validity or sufficiency of this Seventh Supplemental Indenture, (ii) the proper authorization hereof by each Guarantor and the Company by action or otherwise, (iii) the due execution hereof by each Guarantor and the Company or (iv) the consequences of any amendment herein provided for.
Section 2.4     Governing Law.
This Seventh Supplemental Indenture shall be deemed to be a contract made under the internal laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said State without regard to conflicts of law principles (except for Sections 5-1401 and 5-1402 of the New York General Obligations Law) that would require the application of any other law. This Seventh Supplemental Indenture is subject to the provisions of the Trust Indenture Act of 1939 that are required to be part of this Seventh Supplemental Indenture and shall, to the extent applicable, be governed by such provisions. The application of articles 470-3 to 470-19 of the Luxembourg law on commercial companies dated 10 August 1915, as amended, to the Base Indenture is excluded.

Section 2.5     Separability.
In case any one or more of the provisions contained in this Seventh Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Seventh Supplemental Indenture, but this Seventh Supplemental Indenture shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.
Section 2.6     Counterparts.
This Seventh Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Seventh Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Seventh Supplemental Indenture as to the parties hereto and may be used in lieu of the original Seventh Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.
Section 2.7     No Benefit.
Nothing in this Seventh Supplemental Indenture, express or implied, shall give to any Person other than the parties hereto and their successors or assigns, and the Holders of Securities issued under the Base Indenture, any benefit or legal or equitable rights, remedy or claim under this Seventh Supplemental Indenture or the Base Indenture.
Section 2.8     Amendments and Supplemental Indentures.
This Seventh Supplemental Indenture is subject to the provisions regarding supplemental indentures and amendments set forth in Article IX of the Base Indenture, as amended by this Seventh Supplemental Indenture.
Section 2.9     Legal, Valid and Binding Obligation.
The Guarantors and the Company hereby represent and warrant that, assuming the due authorization, execution and delivery of this Seventh Supplemental Indenture by the Trustee, this Seventh Supplemental Indenture is the legal, valid and binding obligation of the Guarantors and the Company enforceable against the Guarantors and the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting the enforcement of creditors’ rights and to general equity principles.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Seventh Supplemental Indenture to be duly executed as of the day and year first above written.

PENTAIR FINANCE S.À R.L.,
as Issuer
By: /s/ James C. Lucas
Name: James C. Lucas
Title: Manager

PENTAIR PLC,
as Parent and Guarantor
By: /s/ Andrew G. Smyth
Name: Andrew G. Smyth
Title: Authorized Representative

PENTAIR INVESTMENTS SWITZERLAND GMBH,
as Guarantor
By: /s/ Milena Rabstein-Kratzer
Name: Milena Rabstein-Kratzer
Title: Managing Officer

S-1

U.S. BANK NATIONAL ASSOCIATION,
as Trustee
By: /s/ Richard Prokosch
Name: Richard Prokosch
Title: Vice President

S-2